Acruence Active Hedge U.S. 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 221 and No. 222 to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated May 30, 2024 on the financial statements and financial highlights of Acruence Active Hedge U.S. Equity ETF, a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 26, 2024